COMPLIANCE MANUAL – SCHRODERS INVESTMENT MANAGEMENT NORTH AMERICA INC.

CODE OF ETHICS

Scope and Purpose 2

OUTSIDE DIRECTORSHIPS 3

OUTSIDE EMPLOYMENT 3

PRIVATE SECURITIES TRANSACTIONS AND TAX SHELTERS 4

INSIDER TRADING POLICY 4

The Scope and Purpose of the Policy 4

Materiality 5

PROCEDURES AND RESPONSIBILITIES OF EMPLOYEES 7

PENALTIES 7

SPECIAL PROVISIONS FOR TRADING IN THE SECURITIES OF

SCHRODERS PLC 8

STOP LIST 8

PERSONAL SECURITIES TRANSACTIONS POLICY 8

Summary 9

COVERED SECURITIES 11

COVERED ACCOUNTS 11

BLACK OUT PERIODS – ACCESS PERSONS ONLY 12

HOLDING PERIODS 13

TRADING IN SECURITIES OF COMPANIES WHERE ADVISER HOLDS

SIGNIFICANT POSITION 14

PRE-CLEARANCE 14

US-Based Personnel 15

Mexico City Based Employees 18

London Employee Trading in US Equities 18

All Other Access Persons 19

REPORTING REQUIREMENTS 19

Reports of Each Transaction in a Covered Security 19

Initial Employment 20

Quarterly Reports 20

Annual Reports 21

ADMINISTRATION OF THE CODE 22

GRANTING OF EXCEPTIONS 22

APPENDIX A of the Code of Ethics- Approvers 23

APPENDIX B of the Code of Ethics– ETFs Exempt from 30 day holding policy 25

Compliance Manual—Schroder Investment Management North America Inc.

CODE OF ETHICS

Scope and Purpose

Set forth below is the Code of Ethics (the “Code”) for Schroder Investment

Management North America Inc. (the “Adviser”), as required by Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”). The purpose of the Code is to set forth standards of conduct that govern the activities of all personnel to ensure that the business is conducted in a manner that meets the high standards required by our fiduciary duty to clients and in compliance with all legal and regulatory requirements to which the business is subject.

This Code applies to all officers, directors and employees (full and part time) of the Adviser (“Access Persons”), and all associated persons of Schroder Fund

Advisors, LLC (“SFA”) who are also employees of, or supervised by, the Adviser.

All persons employed by any subsidiary of Schroders plc (“Schroders’) who are deemed Access Persons, to wit, employees who, in connection with their duties,

are aware of securities under consideration for purchase or sale on behalf of clients, as well as personnel who are aware of portfolio holdings of registered investment companies advised or sub-advised by the Adviser or its affiliates

(“Reportable Funds”) are covered by the Codes of Ethics applicable to those

Advisers and to the Group Policies relating to ethics and personal securities trading.

In carrying out their job responsibilities, all Access Persons must, at a minimum,

comply with all applicable legal requirements, including applicable securities laws. In addition all Access Persons must always maintain professional integrity and behave with ethical conduct; place the interests of clients and the integrity of the investment profession above their own personal interests; use professional judgment when engaging in all professional activities and encourage peers to do the same; behave in a manner that reflects well on themselves and Schroders;

and strive to maintain and improve their professional competence and the professional competence of their peers. Any breach by an Access Person of the laws, regulations and procedures outlined in the Code of Ethics will be deemed to be a violation of the terms of his or her employment with the Adviser and may result in severe disciplinary action and/or dismissal in addition to any other penalties or liabilities resulting from such violation.

The Code imposes restrictions on personal securities transactions that are designed to prevent any conflict or the appearance of any conflict of interest between Access Persons’ trading for their personal accounts and securities transactions initiated or recommended for clients. The Code also provides procedures to ensure that securities transactions undertaken by Access Persons,

whether for clients or for personal purposes do not involve the misuse of material non-public information, including sensitive information relating to client portfolio holdings and transactions being considered to be undertaken on behalf of clients.

Therefore, incorporated within the Code are an Insider Trading Policy and a

Personal Securities Transactions Policy, which contain procedures that must be followed by all personnel pursuant to Rule 204A-1 and Rule 204-2(a)(12) under the Advisers Act, Rule 17j-1 under the Investment Company Act of 1940 (the

“Investment Company Act”) and Section 204A of the Advisers Act. To the extent that associated persons of SFA are subject to the Code, it incorporates the requirements of Section 20A of the Securities Exchange Act of 1934 (the

“Exchange Act”).

OUTSIDE DIRECTORSHIPS

Associated persons may not serve on the board of directors (or the equivalent) of any publicly listed or traded issuer or of any issuer whose securities are held in any client portfolio, except with the prior written authorization of the Chairman or

Chief Executive of the Adviser or, in their absence, the Chief Compliance Officer or the Head of Group Compliance. That authorization may be granted based only upon a determination that the board service would be consistent with the interests of Schroders and its clients. If permission to serve as a director is given, the issuer will be placed permanently on the Adviser’s Stop List.

Transactions in that issuer‘s securities for client and personal securities accounts will only be authorized when certification has been obtained from that issuer‘s

Secretary or similar officer that its directors are not in possession of material price sensitive information with respect to its securities.

OUTSIDE EMPLOYMENT

No officer or associated person of the Adviser may engage in any form of outside employment without first making a written request to do so and obtaining the written consent of the firm. The “Outside Relationships Disclosure Form” can be found on the Human Resources Intranet page. Human Resources will consult with the Compliance department if they believe there is a conflict of interest with the intended outside relationship. Associated persons must receive prior written approval of the Chief Compliance Officer or the General Counsel to receive a fee from any outside source for such activities as investment banking, finder's fees, or consulting. For the purposes of this restriction, outside employment includes selfemployment, whether in an individual capacity or through an entity in which the associated person has an interest.

PRIVATE SECURITIES TRANSACTIONS AND TAX SHELTERS

No associated person may participate in any type of private placement or tax shelter without obtaining the advance written consent of the Chief Compliance

Officer. The associated person must submit the information and certification specified in the Personal Securities Transaction Policy. A request to participate in a private securities transaction must be based on a passive investment in the entity without operational, management or promotional duties, Rule 3040 of the

NASD Conduct Rules (or its successor FINRA rule) requires that associated persons of SFA contemplating private securities transactions must submit a written detailed request to participate to the firm, which must issue written permission to proceed. The request must be submitted to the designated

Compliance Officer for SFA.

If any associated person of SFA will receive or may receive selling compensation in connection with a private securities transaction or tax shelter, Schroder Fund

Advisers must advise the associated person in writing whether their participation on that basis is approved.

No such participation in a transaction in which an associated person will receive selling compensation will be approved unless SFA determines that it can record the transaction in its records and supervise the participation of the employee in the transaction.

INSIDER TRADING POLICY

The Scope and Purpose of the Policy

It is a violation of United States federal law and a serious breach of the Adviser’s policies for any associated person to trade in, or recommend trading in, the securities of a issuer, for his/her personal gain or on behalf of the firm or its clients,

while in possession of material, nonpublic information (“inside information”) which may come into his/her possession either in the course of performing his/her duties,

or through a breach of any duty of trust and confidence. Such violations could subject you, the Adviser and its affiliates, to significant civil as well as criminal liability, including the imposition of monetary penalties, and could also result in irreparable harm to the reputation of the Adviser. Tippees (i.e., persons who receive material, nonpublic information) also may be held liable if they trade or pass along such information to others.

Further, it is a violation of anti-fraud provisions of the Advisers Act for associated persons who are or become aware of transactions being considered for clients or are aware of the portfolio holdings in the reportable funds to which the Adviser (or an affiliate) acts an adviser to disclose such information to a party who has “no need to know” or to trade on such information for personal gain by, among other things, front-running or market timing.

The US Insider Trading and Securities Fraud Enforcement Act of 1988

(“ITSFEA”) requires all broker-dealers and investment advisers to establish and enforce written policies and procedures reasonably designed to prevent misuse of material, non-public information. Although ITSFEA itself does not define

“insider trading”, the US Supreme Court has previously characterized it as the purchase or sale of securities (which include debt instruments and put and call options) while in possession of information which is both material and non-public,

i.e., information not available to the general public about the securities or related securities, the issuer and in some cases the markets for the securities. The provisions of ITSFEA apply both to trading while in possession of such information and to communicating such information to others who might trade on it improperly.

Materiality

Material non-public information—sometimes colloquially called “inside information” is generally understood as information about an issuer of publicly traded securities that has not been made known to either the professional investment community or to the public at large and would be likely to be significant to a reasonable investor in making investment decision and would alter the total mix of information available to the market. Such information usually originates from the issuer itself and could include, among other things,

knowledge of an issuer’s earnings or dividends, a significant change in the value of assets, changes in key personnel or plans for a merger or acquisition.

There is no automatic prohibition against trading in possession of material nonpublic information. The obligation to refrain from trading arises from the circumstances under which the information is obtained. No associated person may trade while in possession of material non-public information if the information was obtained in breach of relationship of trust and confidence or where the associated person is aware that the person who conveys that information is acting in breach of such a relationship. To be clear, the following relationships of trust and confidence always exist for associated persons:

 Material information about transactions that the Adviser undertakes on behalf of clients is proprietary to the firm and use of that information by associated persons in personal securities dealings—or communication of the information to others with the expectation that they will trade--violates the duties that associated persons owe to the Adviser. Consent to such personal dealings may only be obtained by complying with the provisions of the personal securities transactions policies of the firm.

Information that associated persons obtain through research or through communications with issuers on behalf of the Adviser belongs to the

Adviser and may not be used in connection with personal securities transactions other than in compliance with the personal securities transactions provisions of this Code of Ethics.

Where associated persons receive information from issuers or research providers that they believe is material and non-public in the course of their duties for the Adviser, they should consult with the General Counsel or Chief

Compliance Officer. If the associated person has received information and the

Adviser determines that the information given has not been given in breach of fiduciary duties, then the Adviser may act upon the information for the benefit of its clients.

Information which emanates from outside an issuer but affects the market price of an issuer’s securities can also be inside information. For example, material,

non-public information can also originate within the Adviser itself. This would include knowledge of activities or plans of an affiliate, or knowledge of securities transactions that are being considered or executed by the Adviser itself on behalf of clients. Material, non-public information can also be obtained from knowledge about a client that an employee has discovered in his/her dealings with that client. Material, non-public information pertaining to a particular issuer could also involve information about another issuer that has a material relationship to the issuer, such as a major supplier’s decision to increase its prices. Moreover, nonpublic information relating to portfolio holdings in a Reportable Fund should not be used to market-time or engage in other activities that are detrimental to the

Reporting Fund and its shareholders.

In addition, Rule 14e-3 under the Exchange Act makes it unlawful to buy or sell securities while in possession of material information relating to a tender offer, if the person buying or selling the securities knows or has reason to know that the information is nonpublic and has been acquired, directly or indirectly from the person making or planning to make the tender offer, from the target company, or from any officer, director, partner or employee or other person acting on behalf of either the bidder or the target company. This rule prohibits not only trading, but also the communication of material, nonpublic information relating to a tender offer to another person in circumstances under which it is reasonably foreseeable that the communication will result in a trade by someone in possession of the material nonpublic information.

PROCEDURES AND RESPONSIBILITIES OF EMPLOYEES

1. Personnel who acquire non-public information (that may possibly be material) about an issuer are immediately prohibited from:

(a) Trading in the securities of that issuer or related securities and financial instruments (as defined below) whether for client accounts or for any personal accounts, and

(b) Communicating the information either inside or outside the Adviser except as provided below.

2. Personnel who acquired non-public information should report the matter to the General Counsel or the Chief Compliance Officer.

3. After the General Counsel or Chief Compliance Officer has reviewed the issue, you will be instructed to either continue the prohibitions against trading and communicating, or the restrictions on trading and communicating the information will be lifted.

4. Personnel who are aware of the portfolio holdings in Reportable Funds because of their responsibilities within the Adviser are precluded from disclosing such information to others within the Adviser and Schroders who do not have a “need to know.”

5. Personnel who are aware of the portfolio holdings in Reportable Funds because of their responsibilities within the Adviser are precluded from disclosing such information to others outside of the Adviser or Schroders except as required to fulfill their work-related responsibilities. Disclosure of the portfolio holdings of Reportable Funds shall only be made in compliance with such Funds’ portfolio holdings disclosure policy.

PENALTIES

Penalties for trading on or communicating material, non-public information are severe, both for the individuals involved in such unlawful conduct and their employers. Under the law, a person can be subject to some or all of the penalties below, even if s/he does not personally benefit from the violation.

Penalties include:

1) civil injunctions;

2) disgorgement of profits;

3) treble damages – fines for the Access Person who committed the violation, of up to 3 times the profit gained or loss avoided, whether or not the person actually benefited;

4) fines for the employer or other controlling person of up to the greater of

$1,000,000, or 3 times the profit gained or loss avoided; and

5) jail sentences.

SPECIAL PROVISIONS FOR TRADING IN THE SECURITIES OF

SCHRODERS PLC

Special restrictions apply to trading in the securities of Schroders plc because staff, by virtue of their employment, may be deemed to have inside information:

1. Securities of Schroders plc will not be purchased for any client account without the permission of that client, and then only if permitted by applicable law.

2. Personal securities transactions in the securities of Schroders plc are subject to blackout periods and other restrictions which are outlined in the

UK Staff Dealing Rules which can be found on Group Compliance’s intranet website. A “Permission to Deal Form” must be completed and approved by the UK Corporate Secretary prior to trading. A copy of this form can be found on the Compliance Intranet page.

STOP LIST

Schroders maintains a Stop List embedded into Charles River, the current global trade order and compliance management system. This list includes company securities for which one or more persons at the Adviser and its affiliates may hold price sensitive information. The Stop List is maintained by the UK based

Compliance team, and any changes are communicated immediately via a Stop

List e-mail distribution group. Employees are not permitted to trade in those securities which are on the Stop List. This list is checked by Compliance as part of the pre-clearance procedure for all personal trading.

PERSONAL SECURITIES TRANSACTIONS POLICY

Summary

All associated persons of the Adviser are subject to the restrictions contained in this Personal Securities Transactions Policy (the “Policy”) with respect to their securities transactions. Temporary and seconded employees may be subject to some but not all provisions of the Policy as hereafter specified. The following serves as a summary of the most common restrictions. Please refer to specific sections that follow this summary for more detail, including definitions of persons covered by this Policy, accounts covered by this Policy (“Covered Accounts”),

securities covered by this Policy (“Covered Securities”), reports required by this

Policy and the procedures for compliance with this Policy.

 All purchases or sales of Covered Securities (generally, equities and fixed income instruments) by employees, and certain of their family members, must be pre-cleared, unless expressly excluded below.

 All associated persons must execute their transactions in Covered Securities through brokers designated by the Adviser as listed on Appendix C

(“Designated Brokers”). y Designated Brokers will be agreed upon at the time of association with Schroders or when the Chief Compliance Officer adds

Designated Brokers to Appendix C. Associated persons may use other brokers to execute transactions only where authorized in writing by the Chief

Compliance Officer to do so,

 Access Persons (as defined below) are prohibited from purchasing or selling a Covered Security within seven calendar days after a client has traded in the same (or a related) security unless a de minimis exception applies. For purposes of this requirement, purchases of shares of open-end investment companies managed by Schroders are not considered a covered security.

Portfolio Managers may prohibit a purchase or sale of a covered security if a transaction on behalf of clients is contemplated with the seven days following the proposed employee trade.

 De minimis exceptions: There is a de minimis exception pertaining to transactions of up to 500 shares (or the ordinary equivalent number of shares of non-US large cap companies trading in the US as American Depository

Receipts or American Depository Shares (“ADRs”)) per week of a US equity having a market capitalization of at least $3 billion. Access Persons may also trade on a de minimis basis up to 1,000 shares per day in securities with market capitalizations exceeding $10 billion and 3 month average daily volume that exceeds 10 million shares. In order to take advantage of the de minimis exceptions, the association person must seek pre-clearance for the trade directly from Compliance.

 Access Persons are prohibited from profiting from the purchase and sale or sale and purchase of a Covered Security, or a related security, within 60 calendar days.

 Any employee wishing to buy U.S. securities, directly or indirectly, in an initial public offering must receive prior permission from the Chief Compliance

Officer. This restriction does not apply to initial public offerings purchased by collective investment vehicles such as mutual funds in which employees have invested.

 All employees must report (but not pre-clear) purchases, redemptions and exchanges in the Schroder Funds and any Reportable Fund, in the same manner as other covered securities. For purposes of this Policy, accounts containing shares in the Schroder Funds or other reportable Funds are deemed “Covered Accounts.” See definition below.

 All transactions in the Schroder Funds and in Reportable Funds are subject to a 60 day holding period.

ACCESS PERSON means all officers, directors and associated persons of the Adviser and any employee who is an Advisory Person or any employee who has access to nonpublic information regarding any clients’ purchase or sale of securities or nonpublic information regarding the portfolio holdings of any Reportable Fund.

ADVISORY PERSON is any associated person of the Adviser who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security (as defined below) on behalf of any advisory client or information regarding securities under consideration for purchase or sale on behalf of such clients or whose functions relate to the making of any recommendations with respect to such purchases or sales.

ASSOCIATED PERSON means any person who performs duties on behalf of the Adviser and is subject to the supervision of the Adviser. This includes persons who are employed, seconded, serve as independent contractors, are contractually associated or otherwise. Persons such as consultants and interns may perform services for the firm without being subject to the Adviser’s supervision. Such persons have the obligations to the firm set forth in their consultancy or other agreements.

COVERED SECURITIES

Securities, such as equities, fixed income instruments and derivatives of those securities including options, are covered by this Policy. The same limitations pertain to transactions in a security related to a Covered Security, such as an option to purchase or sell a Covered Security and any security convertible into or exchangeable for a Covered Security.

Not covered by this Policy are:

 shares in any open-end US registered investment company (mutual fund) that is not managed by the Adviser or an affiliated adviser

 shares issued by money market funds

 shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds. Note that this provision may mean that exchange traded funds may be Covered Securities based on the structure of the fund. Exchange traded funds may be subject to different requirements depending on that structure. Only those exchange traded funds listed in the appendix to this Code are treated as non-Covered

Securities. Other ETFs may be subject to pre-clearance, holding periods or reporting. It is the obligation of each associated person to ascertain what rules apply to an ETF before placing a trade.

 securities which are direct obligations of the U.S. Government (i.e.,

Treasuries).

 bankers’ acceptances, bank certificates of deposit, commercial paper,

repurchase agreements and other high quality short-term debt instruments1

If this policy treats a security as not covered, you may purchase or sell it without obtaining pre-clearance and you do not have to report it. Accounts holding only securities not covered by this policy are not required to be held at a designated broker. If a security is covered, every associated person has an obligation to ascertain the rules that apply to pre-clearance,

holding period and reporting of that security.

COVERED ACCOUNTS

An account covered by this Policy is an account in which Covered Securities are held by you or an account in which you own a beneficial interest (except where you have no influence or control). This includes IRA accounts. Under the Policy,

accounts held by your spouse (including his/her IRA accounts), minor children and other members of your immediate family (children, stepchildren,

grandchildren, parents, step parents, grandparents, siblings, in-laws and adoptive relationships) who share your household are also considered your accounts. In addition, accounts maintained by your domestic partner (an unrelated adult with whom you share your home and contribute to each other’s support) are considered your accounts under this Policy.

An associated person may maintain a brokerage account that is not a Covered

Account (for example an account through which that employee holds mutual fund shares that are not Covered Securities) at a firm other than the ones designated by the Adviser. Purchasing any Covered Security through that account will immediately change the account to a Covered Account. Unless prior written consent is obtained from the Chief Compliance Officer, the account will be designated as a covered account and must promptly be transferred to a designated broker.

If you are in any doubt as to whether an account falls within this definition of

Covered Account, please see Compliance. Further, if you believe that there is a reason that you are unable to comply with the Policy, for example, your spouse works for another regulated firm, you may seek a waiver from Compliance.

BLACK OUT PERIODS – ACCESS PERSONS ONLY

 In order to prevent employees from buying or selling securities in competition with orders for clients, or from taking advantage of knowledge of securities being considered for purchase or sale for clients,2 Access Persons will not be able to execute a trade in a Covered Security within seven calendar days after a client has traded in the same (or a related) security unless a de minimis exception applies. Portfolio Managers may prohibit a purchase or sale of a covered security if a transaction on behalf of clients is contemplated with the seven days following the proposed employee trade.

 De minimis exception -: Transactions involving shares in certain companies traded on US stock exchanges or the NASDAQ will be approved regardless of whether there have been client orders within the preceding seven days.

The exception applies to transactions involving no more than 500 shares per week (or the equivalent number of shares represented by ADRs) in securities of issuers with market capitalizations of $3 billion or more. In the case of options, an employee may purchase or sell up to 5 option contracts to control up to 500 shares in the underlying security of such large cap issuer. Access

Persons may trade on a de minimis basis up to 1,000 shares per day in securities with market capitalizations exceeding $10 billion and 3 month average daily volume that exceeds 10 million shares. The Chief Compliance

Officer or other authorized person may decline to approve de minimis trade if client trades are pending on the blotter.

 You must pre-clear all de minimis trades through Compliance. By submitting a de minimis request, you are representing that you have checked and that the conditions for approval of a de minimis trade including capitalization and average daily trading volume are within the exception. If the transaction is cleared on a de minimis basis, you do not require separate pre-clearance sign off by the portfolio manager provided that you execute your trade within any limits placed on the approval by

Compliance. The Compliance Department may, after consultation with the

Trading Desk, decline to approve, or postpone the approval of, any de minimis trade to the extent that the Compliance Department concludes that

Access Person trades in a security might, in the aggregate, interfere with pending client orders.

HOLDING PERIODS

Short Term Trading: All personnel are strongly advised against short-term trading. Any personnel who appear to have established a pattern of short term trading may be subject to additional restrictions or penalties including, but not limited to, a limit or ban on future personal trading activity and a requirement to disgorge profits on short-term trades.

Access Persons cannot purchase or sell the same Covered Security within

60 days if such transactions will result in a profit. Trades by employees in the Schroder Funds and in other Reportable Funds are also subject to the

60 day holding period. Profitable securities may not be sold or bought back within 60 days after the original transaction without the permission of the Chief Compliance Officer who has exemptive authority to override the

60 day holding policy for good cause shown.

Exceptions

 The Short Term Trading Prohibition shall not pertain to the exercise of a call sold by an employee to cover a long position. However, although an

Access Person may purchase a put to cover a long position, the exercise of such put will only be approved if the underlying security was held for the minimum required period (60 days). The exercise of a covered put is subject to the same pre-clearance and reporting requirements as the underlying security.

 Certain Exchange Traded Funds (ETFs) are exempt from the 60 day holding period. A list of ETFs that have been exempted from the 60 day holding period can be found in Appendix B of this document. Requests for exemption must be made to the Chief Compliance Officer.

TRADING IN SECURITIES OF COMPANIES WHERE ADVISER HOLDS

SIGNIFICANT POSITION

The regulatory and reputational risks are higher when personnel hold investments in which the Adviser and its affiliates (the “Advisory Group”)

collectively have large holdings on behalf of their clients and/or themselves. For this reason, personnel are not permitted to purchase equity investments in which the Advisory Group holds more than 10% of the issued share capital of the company (excluding open-ended investment companies and closed ended

Schroder managed investment trusts) on behalf of clients (including both pooled funds and segregated accounts) or on its own behalf, except where pre-emption rights are compromised, e.g. in the case of public rights issues, in which case

Compliance approval must be obtained.

This will be checked by Compliance as part of the pre-clearance procedure. The sale of existing holdings in which the Advisory Group holds more than 10% of a company’s share capital may be made, subject to compliance with the rest of this policy, but personnel – in particular any Access Persons with knowledge of, or dealings with, the company or its senior management arising from their

Investment responsibilities – should exercise great care in determining the appropriate timing of such disposals having regard to their knowledge of the company’s affairs and any anticipated or potential corporate events.

PRE-CLEARANCE

The following section addresses how to obtain pre-clearance, when you may trade and how to establish an account. The procedures vary in detail, depending upon where you work, but do not vary in principle. For ease of understanding,

this section is divided according to geographic area.

If an employee fails to pre-clear a transaction in a Covered Security, s/he may be monetarily penalized, by fine or disgorgement of profits or avoidance of loss. Violations of this Policy will be reported to the Adviser’s

Board of Directors and will result in reprimands and could also affect the person’s employment with Schroders.

 US-Based Personnel

1. All US-based personnel are required to maintain their Covered Accounts at a

Designated Broker as listed in Appendix C. Mutual funds are not required to be held in a brokerage account; they may be held directly with the fund company or its transfer agent. To the extent that associated persons hold mutual funds managed by Schroders directly with the fund company or transfer agent, they assume the responsibility to report transactions in those funds manually in their quarterly reports and their holding in their annual report.

2. Associated persons on secondment from London or other offices may apply to Compliance for a waiver of the requirement to maintain their Covered

Accounts at a Designated Broker. However, any seconded employee wishing to trade in US securities must follow the procedures as set forth for

US-based personnel unless waived by Compliance. Seconded employees who do not maintain Covered Accounts in the US are required to follow the procedures set forth in The PA Rules and obtain the appropriate clearance from London. Seconded personnel who are authorized to conduct transactions through a non-US account must comply with the Personal

Securities Transaction requirements of the office from which they were seconded. Transactions in non US securities need not be pre-cleared in the

US but must be reported in quarterly transaction reports.

Pre-clearance is obtained by completing a “Personal Trading Request Form”

which is located on the Compliance Intranet or in the policies and procedures section on the Adviser’s file servers. Copies may be obtained via e-mail from the

Compliance Department. The Chief Compliance Officer may accept requests for pre-clearance in other forms such as e-mail where necessary to accommodate trading requests by the employee or other requesting person when they do not have access to forms because of travel, vacations or for other good reasons.

You are assumed when submitting an e-mail request to be representing that you have read and agree to be bound by the Code of Ethics, including its Insider

Trading Policy and Personal Securities Transaction Policy and that this proposed transaction complies with all the rules and restrictions established thereunder

3. Unless the staff member requesting pre-clearance is relying on the de minimis exception, that staff member must obtain prior pre-clearance from the appropriate asset class manager and then from Compliance. Trades exempt from the seven day rule and portfolio manager pre-clearance due to the de minimis exception will be taken as affirmatively representing that all conditions of the exemption apply. Attached to this Policy is a list of the personnel who may pre-clear a trade. Please note – transactions in securities whose market capitalization is between $3 billion and $7 billion will need to obtain clearance from both the Small Cap/SMID asset class manager and the Large Cap asset class manager unless the trade qualifies for the de minimis exception.

4. All short selling of securities requires both the appropriate portfolio manager and Compliance signatures; regardless of the number of securities in the transaction.

5. Pre-clearance is valid until close of business on the next business day following receipt of pre-clearance unless a longer period is expressly provided by Compliance. If the transaction has not been executed within that timeframe, a new pre-clearance must be obtained. Please be sure to give the original Request to Trade Form to Compliance and keep a copy for yourself.

6. It is Schroders’ policy to discourage excessive personal trading on the part of its associated persons, including all Access Persons under this Code.

Accordingly, an Access Person may execute only sixty (60) trades that require pre-clearance in any calendar quarter unless such Access Person has obtained the prior written consent of the Chief Compliance Officer upon a showing of good cause.

If you wish to purchase an initial public offering3 or securities in a private

Placement4you must obtain permission from the Chief Compliance Officer.

If such permission is obtained, such permissions and the reasons for granting them will be maintained in writing by the Chief Compliance Officer in accordance with Rule 17j-1(f)(2).

The Compliance Officer will not approve purchases or sales of Securities that are not publicly traded, unless the Access Person provides such documents as the

Compliance Department requests and the Chief Compliance Officer concludes,

after consultation with one or more of the relevant Portfolio Managers, that the

Companies would have no foreseeable interest in investing in such Security or any related Security for the account of any Client.

The following transactions do not require pre-clearance:

 Transactions in a Covered Account over which the employee has no direct or indirect influence or control such as where investment discretion is delegated in writing to an independent fiduciary. Employees must provide such evidence of delegation of investment discretion as the Compliance

Department requests and provide copies of account statements.

 Purchases and redemptions/sales of mutual funds managed by

Schroders, all iShares, all SPDRs, HOLDRS Powershares and NASDAQ

Trust shares. The Chief Compliance Officer may exempt other exchange traded funds from pre-clearance by adding them to Appendix B.

,Transactions are subject to quarterly and annual reporting.

 Transactions which are non-volitional on the part of the employee (e.g.,

receipt of securities pursuant to a stock dividend or merger, a gift or inheritance). However, the volitional sale of securities acquired in a nonvolitional manner is treated as any other transaction and subject to preclearance.

This may include where options are exercised against a call

written by the employee or where securities are exchanged for cash or other securities as part of a business transaction.

 Purchases of the securities of an issuer pursuant to an automatic investment plan which is a program in which regular periodic purchases

(or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan (“DRIP”).

Any transactions in such a plan other than according to a predetermined schedule are subject to pre-clearance. Exceptions may be granted on a case by case basis by the Chief Compliance Officer.

 The receipt or exercise of rights issued by an issuer on a pro rata basis to all holders of a class of security and the sale of such rights. However, if you purchase the rights from a third-party, the transaction must be precleared.

Likewise, the sale of such rights or securities acquired through exercise of rights must be pre-cleared. Additionally, the receipt or exercise of such rights where the Advisory Group holds more than 10% of the outstanding share capital of the issuer must be pre-cleared.

 Tender of shares already held into an offer if the tender offer is open on the same terms to all holders of the securities covered by the offer A tender of shares purchased fewer than 60 days before the close of the offer requires approval by the Chief Compliance Officer. Additionally, the tender of such shares where the Advisory Group holds more than 10% of the outstanding share capital of the issuer must be pre-cleared.

 Conversion of convertible securities or participation in exchange offers provided that the conversion or offer is available on the same terms to all holders.

 Transactions in collective investment schemes offered by plans that qualify under Section 529 of the Internal Revenue Code. Although exempt from pre-clearance, such transactions must be reported unless the securities purchased through the plan would not independently be covered security under the Code of Ethics.

 Mexico City Based Employees

Mexico City based personnel of the Adviser may maintain Covered Accounts at the brokerage firm of their choosing in Mexico, provided that their local

Compliance Officer and New York Compliance are notified. These employees are required to provide either the local of New York Compliance Department with copies of monthly/periodic account statements and trade confirmations.

Pre-clearance for trades in US Securities is obtained in the same manner as for

US-based personnel. Once you have obtained pre-clearance, you must complete the transaction by the close of the following business day. Requests to

Trade Forms should be faxed to Compliance and to the relevant asset class manager.

 London Employee Trading in US Equities

In addition to restrictions applicable under the personal dealings policies subject to London employees, all London employees’ trades are subject to a “same day”

check on Charles River for transactions in US securities. US Compliance will decline the trade if client trades were pending for the security the London employee seeks to trade on the day the request is received. Even if a security has been traded “same day”, the London Compliance team may approve the trade to the extent that it meets a de minimis exception available under the personal securities dealing policies applicable to the employee, London employee requests for US blotter clearance can be obtained via email to the group email address found in Appendix A. Personal securities dealings remain subject to London Compliance sign off and reporting. US portfolio manager review of London based employee transactions in US equities is at the discretion of their local Compliance team and their policies. Approval can be granted by emailing the London compliance group at “Staff Dealing”.

 All Other Access Persons

All other persons who are deemed Access Persons, wherever geographically situated, are subject to their local policies and procedures relating to personal securities transactions. Records of such Access Persons’ personal transactions will be maintained locally in accordance with Rule 204-2(a)(12) under the

Advisers Act and made available to representatives of the US Securities and

Exchange Commission upon request. Temporary employees who are deemed

Access Persons must comply with this Code other than the requirement of maintaining covered accounts at a Designated Broker. Exemptions from the

Code made for temporary employees shall be documented by Compliance.

REPORTING REQUIREMENTS

All personnel are required to report their transactions in Covered Securities,

which the Adviser must review, as follows.

Reports of Each Transaction in a Covered Security

 Personnel are required to report to Compliance, no later than at the opening of business on the business day following the day of execution of a trade for a

Personal Account the following information:

name of security

exchange ticker symbol or CUSIP

nature of transaction (purchase, sale, etc.)

number of shares/units or principal amount

price of transaction

date of trade

name of broker

the date the Access Person submits the report

Personnel with Account at approved brokers may satisfy this requirement to the extent that the Adviser independently receives confirmations from that broker.

Mexico based personnel may discharge these obligations by arranging in advance for copies of contract notes/confirmations for all their transactions to be sent automatically to Compliance.

Any personnel seconded to New York who maintain accounts in their home country may be granted a waiver from the requirement to maintain personal accounts at a Designated Broker. Seconded employees may, if applicable,

satisfy the clearance and reporting requirements for non US securities by complying fully with the pre-clearance and reporting requirement imposed by the affiliated adviser by which they are employed in their home country. If the employee executes trades in non US securities, that employee shall, within thirty

(30) days after the end of each calendar quarter, provide Compliance with evidence of compliance with their local reporting and pre-clearance requirements during the preceding quarter.

Personnel at an affiliated adviser that trade in US stocks are not subject to this

Code of Ethics unless they are deemed Access Persons. Compliance staff may certify to employees of an affiliated adviser in writing (including by e-mail) that no trades in a security are pending if that certification is required by the local compliance group.

Initial Employment

No later than 10 days after initial employment with the Adviser, each employee must provide Compliance with a list of each Covered Security s/he owns (as defined above). The information provided, which must be current as of a date no more that 45 days prior to the date such person became an employee, must include the title of the security, the exchange ticker symbol or CUSIP, the number of shares owned (for equities) and principal amount (for debt securities). The employee must also provide information, which must include the name of the broker, dealer or bank with whom the employee maintains an account in which any securities are held for the direct or indirect benefit of the employee. The report must be signed by the employee and the date of submission noted

thereon. Employees may provide account statements in lieu of a listing.

Quarterly Reports

 No later than 30 days after the end of each calendar quarter, each employee will provide Compliance with a report of all transactions in Covered Securities in the quarter on the form provided by Compliance and including all information requested in that form. Employees must also report of any new securities accounts established during the quarter, including the name of the broker/dealer and the date the securities account was established. If all transactions have taken place in covered accounts at an approved broker that provides statements to Schroders, a simple affirmation of those transactions may be provided on forms distributed by compliance. The report must be signed by the employee and the date of submission noted thereon.

 Transactions in shares of the Schroder Funds and in other Reportable

Funds must be reported, including transactions other than purchases through payroll deductions in the now combined Schroder 401(k) and

Defined Contribution Plans. Only exchanges must be reported; payroll deductions and changes to future investment of payroll deductions do not need to be reported. All transactions in the SERP are subject to the same reporting requirements as the Schroder 401(k) plan.

Annual Reports

Within 45 days after the end of the calendar year, each employee must report all his/her holdings in Covered Securities as at December 31, including the title,

exchange ticker symbol or CUSIP, number of shares and principal amount of each Covered Security the employee owns (as defined above) and the names of all securities accounts. The report must be signed by the employee and the date of submission noted thereon. Employees may rely on brokerage statements provided by a Designated Broker or another broker-dealer that has been approved by the Chief Compliance Officer provided that they certify in writing that those statements set forth all covered securities that the employee holds.

The information on personal securities transactions received and recorded will be deemed to satisfy the obligations contained in Rule 204A-1 under the Advisers

Act and Rule 17j-1 under the Investment Company Act. Such reports may,

where appropriate, contain a statement to the effect that the reporting of the transaction is not to be construed as an admission that the person has any direct or indirect beneficial interest or ownership in the security. Any such reports shall be maintained for at least five years after the end of the fiscal year in which the report was made, the first two years in an easily accessible place.

Knowledge of the Code and Annual Certification

Each employee is responsible for understanding the provisions of this Code.

Each will certify no less often than annually that she or he has reviewed the current version of this Code and has complied with the Code.

The Chief Compliance Officer will ensure that employees have access to the most current version of the Code. The Code will be maintained on the internal

Compliance website at:

http://myintranet.london.schroders.com/channels/index/complianceusa/

Pages/compliance-usa.aspx

It will also be maintained on a portion of the firm’s file servers accessible to all employees at:

O:\Policies & Procedures\Compliance

All employees will receive written notification of amendments to the Code together with a copy of the revisions or directions on where a current copy can be obtained.

Self-Reporting of Violations

Employees have an obligation to review their own trading to ensure that they have acted in compliance with the provision of this Code. To the extent that an employee determines that she or he has executed a transaction not in compliance with this Code, that employee has an obligation to report the violation to the Chief Compliance Officer.

ADMINISTRATION OF THE CODE

At least annually, the Chief Compliance Officer, on behalf of the Adviser, will furnish to the board of the Schroder Funds and any other US registered investment companies to which the Adviser acts as adviser or sub-adviser, a written report that:

(i) Describes any issues arising under the Code or this Policy since the last report to the board, including, but not limited to, information about material violations of the Code or this Policy and sanctions imposed in response to the material violations; and

(ii) Certifies that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code or this Policy.

GRANTING OF EXCEPTIONS

The Chief Compliance Officer and the General Counsel may, on a case-by-case basis, grant exceptions to any provisions under this Code for good cause. Any such exceptions and the reasons for granting them will be maintained in writing by the Chief Compliance Officer and presented to the Board of Directors of the

Adviser and to the Board of Trustees of the funds at the next scheduled meeting.

pliance Manual—Schroder Investment Management North America Inc.

Adopted: October 1, 1995

Amended: May 15, 1996

May 1, 1997

June 12, 1998

June 2, 1999

March 14, 2000

August 14, 2001

June 23, 2003

October 23, 2003

December 9, 2003

May 11, 2004

January 14, 2005

December 5, 2005

March 6, 2006

September 14, 2007

September 14, 2009

March 9, 2010

June 12, 2012

June 18, 2013

June 12, 2014

pliance Manual—Schroder Investment Management North America Inc.

APPENDIX A of the Code of Ethics- Approvers

The following members of the Compliance Department are authorized to preclear personal transactions:

Stephen M. DeTore

Vanessa Richardson

Jennifer Grunberg

Lisa Rolón Ventriglia

Dupinder Sidhu

Nick Patnaik

Judy Koh

In addition, the following Officers of the Adviser may pre-clear trades for

Members of the Compliance Department or for others when a member of the

Compliance Department is unavailable:

Carin F. Muhlbaum, Chief Legal Officer and Chief Administrative Officer

Mark Hemenetz, Chief Operating Officer

The following portfolio managers are authorized to pre-clear personal transactions:

US Large Cap: Alan Straus, Matt Ward

US Small Cap/SMID: Jenny Jones, Robert Starbuck, Cezary

Nadecki, Robert Kaynor

US Fixed Income: Wes Sparks, David Harris

Municipal Bonds Sue Beck & Andy Chorlton or Julio

Bonilla

ETFs, ADRs,

and non-US Securities: Compliance

In the event that the relevant portfolio managers are unavailable, Compliance may pre-clear in consultation with the available staff.

Compliance fax # 212-641-3804

Compliance email: “*US SIM - SIM NA Compliance”

.

APPENDIX B of the Code of Ethics–

ETFsExempt from Pre-Clearance

 iShares

 SPDRs

 HOLDRSPowershares

 Nasdaq Trust

ETFsExempt from 60 day holding policy

 SPDRs

 Wisdom Tree India Fund

 Proshares(restricted to Equity-based or Fixed Incomebased

ProsharesETFs)

Appendix C of the Code of Ethics

Designated Brokers:

Charles Schwab

Morgan Stanley Smith Barney

1 High quality short-term debt instruments means any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or

which is unrated but is of comparable quality.

2 A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made or communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

3 An IPO is an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to reporting requirements under the federal securities laws.

4 A private placement is an offering of securities that are not registered under the Securities Act because the offering qualified for an exemption from the registration provisions.